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               CONSENT OF MENDOZA BERGER & COMPANY, LLP
               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     The undersigned independent certified public accounting firm hereby consents to the inclusion of its report on the financial statements of Wellspring Investments, Inc. (A Development Stage Company) as of December 31, 1998 and the period from inception (October 21, 1994) through December 31, 1998, and for the years ended December 31, 1997 and 1998 and to the reference to it as experts in accounting and auditing relating to said financial statements and under the heading Part II, Item 3 - Changes in and Disagreements with Accountants in the Registration Statement and Prospectus on Form 10-SB for Wellspring Investments, Inc., dated January 29, 1999.



  /s/Mendoza Berger & Company, LLP
_____________________________________
Mendoza Berger & Company, LLP

Dated: January 29, 1999